Exhibit 2.01

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2023, BRF S.A. (“BRF,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Table	Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
I	Common shares of BRF, no par value per share		New York Stock Exchange*
II	American Depositary Shares (evidenced by American Depositary Receipts), each representing one common share of BRF	BRFS	New York Stock Exchange

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* Shares are not listed for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the New York Stock Exchange.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2023.

I.	COMMON SHARES

Description of Share Capital

Set forth below is a summary of the material terms of provisions of our common shares. This description does not purport to be complete and is qualified in its entirety by reference to our amended and restated bylaws (filed as Exhibit 1.01 to our annual report on Form 20-F to which this Exhibit 2.01 is an exhibit), Brazilian Corporate Law, the rules and regulations of the CVM and the rules of the Novo Mercado. We have described some of the amendments below.

Under the Novo Mercado listing agreement that we entered into with the São Paulo Stock Exchange (B3) and our bylaws, we may not issue preferred shares or shares with restricted voting rights. Accordingly, this section does not discuss the Brazilian statutory rights conferred upon holders of preferred shares.

Our common shares trade on the São Paulo Stock Exchange under the trading symbol “BRFS3.” Our common shares are registered on the NYSE but not for trading purposes. ADRs representing our common shares trade on the NYSE, under the symbol “BRFS.”

General

We are a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil. Our headquarters are located in Itajaí, in the Brazilian state of Santa Catarina. We are duly registered with the Junta Comercial do Estado de Santa Catarina under NIRE 42.300.034.240 and with the CVM under No. 01629-2.

As of the date of this annual report, our paid-in capital was R$13,653,417,953.36, which is composed of 1,682,473,246 book-entry common shares without par value. The Board is authorized to increase our capital stock up to 2,103,000,000 common shares.

Rights of Common Shares

At our shareholders’ meetings, each share of our common stock is entitled to one vote. Pursuant to our bylaws and to the Novo Mercado listing agreement, we may not issue shares without voting rights or with restricted voting rights. In addition, our bylaws and Brazilian Corporate Law provide that holders of our common shares are entitled to dividends or other distributions made in respect of our common shares ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. See “Item 10. Additional Information—B. Memorandum and Articles of Association—Payment of Dividends and Interest on Shareholders’ Equity” of our annual report to which this Exhibit 2.01 is an exhibit for a more complete description of the payment of dividends and other distributions on our shares. In addition, upon our liquidation, holders of our common shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Holders of our common shares have, except in certain circumstances listed in Brazilian Corporate Law and in our bylaws, the right to participate in our company’s future capital increases, in proportion to their participation in our capital stock.

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According to Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;
•	the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;
•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian Corporate Law described under “Item 10. Additional Information—B. Memorandum and Articles of Association—Preemptive Rights” of our annual report to which this Exhibit 2.01 is an exhibit;
•	the right to monitor our management in accordance with the provisions of Brazilian Corporate Law; and
•	the right to withdraw from our company in the cases specified in Brazilian Corporate Law, which are described under “Item 10. Additional Information—B. Memorandum and Articles of Association—Withdrawal Rights” of our annual report to which this Exhibit 2.01 is an exhibit.

Meeting of Shareholders

Under Brazilian Corporate Law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held within four months of the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting. The election of our board members typically takes place at the annual shareholders’ meeting, every two years, although under Brazilian Corporate Law it may also occur at an extraordinary shareholders’ meeting. Members of the fiscal council (conselho fiscal) may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year.

Under our bylaws and Brazilian Corporate Law, the following actions, among others, may be taken only at a shareholders’ meeting:

•	amendment of our bylaws;
•	election and dismissal, at any time, of the members of our board of directors and fiscal council and approval of their aggregate compensation;
•	approval of management accounts and our audited financial statements;
•	granting stock awards and approval of stock splits or reverse stock splits;
•	approval of stock option plans for our management and employees or individuals who provide services to us, as well as those of companies directly or indirectly controlled by us;
•	authorization of the issuance of convertible debentures exceeding the authorized capital stock;
•	suspension of the rights of a shareholder;

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•	approval of the distribution of our profits and payment of dividends, as well as the establishment of any reserve other than the legal reserve;
•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of our share capital;
•	approval of our transformation, merger, consolidation, spin-off;
•	approval of any dissolution or liquidation, and the appointment and dismissal of a liquidator, as well as the members of our fiscal council, which shall be installed in the event of our liquidation if it does not already exist at the time;
•	authorization to delist from the Novo Mercado, as well as the approval of the waiver of the presentation of the Public Offer of Purchase of Shares in such circumstances; and
•	authorization to petition for bankruptcy or file a request for judicial or extra-judicial restructuring.

Quorum

As a general rule, Brazilian Corporate Law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least a quarter of our issued and outstanding shares on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are convened to amend our bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding share capital entitled to vote on the first call and any percentage on the second call. In most cases, the affirmative vote of shareholders representing at least the majority of our issued and outstanding shares present in person, virtually (whenever the shareholders’ meeting is held under a partial or 100% digital format), by means of the distance voting form (boletim de voto a distância) or represented by proxy at a shareholders’ meeting is required to approve any proposed action, and blank votes are not counted as shares present in person or represented by proxy. However, the affirmative vote of shareholders representing not less than one-half of our issued and outstanding shares is required to, among other measures:

•	reduce the percentage of mandatory dividends;
•	change our corporate purpose;
•	consolidate with or merge our company into another company;
•	spin off assets of our company;
•	approve our participation in a centralized group of companies;
•	apply for cancellation of any voluntary liquidation; and
•	approve our dissolution.

A quorum smaller than the quorum established by Brazilian Corporate Law may be authorized by the CVM for a public company with widely traded shares and that has had less than half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

Notice of Shareholders’ Meetings

Under Brazilian Corporate Law, notice of our shareholders’ meetings must be published at least three times in a widely circulated newspaper in the state of the location of our head office, which is currently the Valor Econômico.

Notices of shareholders’ meetings must contain the agenda for the meeting and, in the case of an amendment to our bylaws, a summary of the proposed amendment. Under Brazilian Corporate Law, the first notice must be published at least 21 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, under our bylaws and except as provided under applicable legislation, Brazilian issuers of depositary receipts, such as our company, must call their shareholders’ meetings not less than 30 days prior to the meeting in the first call, and no later than eight days before the date of the meeting on the second call. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of an extraordinary shareholders’ meeting so that the CVM can become familiar with, and analyze, the proposals to be submitted at the meeting and, if applicable, inform us, up to the end of the suspension period, about the reasons why it believes that a proposed resolution violates legal or regulatory provisions.

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Location of Shareholders’ Meetings

Our shareholders’ meetings take place at our head offices in the city of Itajaí, in the Brazilian state of Santa Catarina. Brazilian Corporate Law allows our shareholders to hold meetings in another location in the event of force majeure, provided that the meetings are held in the same city in which our head office is located and the relevant notice includes a clear indication of the place where the meeting will occur. Additionally, CVM Resolution No. 81 of March 29, 2022, as amended, permits our shareholders’ meeting to be held under a total or partial digital format.

Calling of Shareholders’ Meetings

Our board of directors may call shareholders’ meetings. Shareholders’ meetings also may be called by:

•	any shareholder, if our board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and our bylaws;
•	shareholders holding at least 5% of our common shares, if our board of directors fails to call a meeting within eight days after receipt of a request to call the meeting by those shareholders indicating the reasons for calling such a meeting and the proposed agenda;
•	shareholders holding at least 5% of our common shares if our board of directors fails to call a meeting within eight days after receipt of a request to call a meeting to approve the creation of a fiscal council; and
•	our fiscal council, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our bylaws. The fiscal council may also call an extraordinary general shareholders’ meeting if it believes that there are important or urgent matters to be addressed.

Conditions of Admission

Our shareholders may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting, which proxy holder must be either a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as our company, a financial institution. An investment fund shareholder must be represented by its investment fund officer or by a proxy holder.

Pursuant to our bylaws, to ensure the efficiency of the works during our shareholders’ meetings shareholders attending a shareholders’ meeting are required to deliver, at least five days prior to the shareholders’ meeting, proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and, if necessary, a receipt issued by the custodian agent, a power of attorney (if the shareholder is represented by a third-party) or an extract evidencing the holding of registered shares. Notwithstanding the above and in accordance with Brazilian Corporate Law and our bylaws, shareholders who are able to make proof of their status as our shareholders may participate and vote at our shareholders’ meeting.

In addition, shareholders may vote by sending the distance voting form or by public request for proxy made available by us, duly filled and signed directly to us at Av. Das Nações Unidas, No. 14401, 22nd to 25th Floor, Jequitiá Tower, Chácara Santo Antônio, 04730-090, São Paulo – SP – Brazil to the attention of the Corporate Legal Department and Investor Relations Department, with copies of the following documents:

•	certified copies of an identification document with a photo for individuals and the bylaws, corporate and proxy documents and an identification document with a photo of the proxy holder for legal entities; and

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•	in the case of investment funds, the rules of the fund, the bylaws of the manager or the administrator, according to the voting policy of the fund, corporate and proxy documents and an identification document with a photo of the proxy holder.

It is not mandatory to notarize the signature on the distance voting form. Corporate and proxy documents of legal entities and investment funds in foreign languages shall be notarized and accompanied by a sworn translation.

The holders of ADRs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with us.

Shareholders may also vote by means of instruction transmitted to our bookkeeping agent. This option is aimed exclusively to shareholders whose shares are kept with the bookkeeping agent and that are not held in the central depositary.

Shareholders with shares which are not held in the central depositary and who choose to exercise their voting right through service providers may transmit their instructions to the bookkeeping agent of our shares, in accordance with the service provider’s rules. Shareholders should contact the bookkeeping agent and verify the procedures it has established for distance voting form along with the documents and information it requires to exercise this service.

The shareholders whose shares are deposited in the central depositary of the B3 and who choose to exercise their voting right through service providers should transmit their instructions to the respective custodian agents, in line with their rules, which, in turn, will forward these voting instructions to the central depositary of the B3. This option is aimed exclusively at shareholders whose shares are in the custody of the B3. Voting will be exercised by the shareholders according to the procedures adopted by their custodian agents.

In case a shareholders’ meeting is held under a total or partial digital format, we will fully disclose the conditions of admission on the documents related to the referred to shareholders’ meeting.

Dividends and Dividend Policy

Our dividend policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by Brazilian Corporate Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year in which they are declared.

As permitted by Brazilian Corporate Law, our bylaws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest on shareholders’ equity. We refer to this amount as the mandatory distributable amount. Under Brazilian Corporate Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of: (i) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies; and (ii) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

During the years ended December 31, 2023, 2022 and 2021, no dividends and interest on shareholders’ equity were paid to holders of our common shares.

Any decision to declare and pay dividends or interest on shareholders’ equity in the future will be made at our discretion and will be subject to our continuing determination that such payments are in the best interests of our shareholders and are in compliance with all laws and agreements to which we are subject.

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Amounts Available for Distribution

The section of our annual report to which this Exhibit 2.01 is an exhibit entitled “Item 10. Additional Information––B. Memorandum and Articles of Association––Description of Share Capital” contains a description of the calculation and payment of dividends and interest on shareholders’ equity under Brazilian Corporate Law. See “Item 10. Additional Information––B. Memorandum and Articles of Association––Allocation of Net Income and Distribution of Dividends” and “Item 10. Additional Information––B. Memorandum and Articles of Association––—Payment of Dividends and Interest on Shareholders’ Equity” of our annual report to which this Exhibit 2.01 is an exhibit.

Form and Transfer of Shares

Our common shares are in book-entry form registered in the name of each shareholder. The transfer of such shares is made under Brazilian corporate law, which provides that a transfer of shares is effected by our transfer agent, Itaú Corretora de Valores S.A., upon presentation of valid share transfer instructions to us by a transferor or its representative. When common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. Transfers of shares by a foreign investor are made in the same way and are executed by the investor’s local agent, who is also responsible for updating the information relating to the foreign investment furnished to the Central Bank of Brazil.

Restrictions on Non-Brazilian Holders

Under Brazilian corporate law, there are no restrictions on ownership of our capital stock by individuals or legal entities domiciled outside Brazil.

However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions under foreign investment legislation, which generally requires, among other things, obtaining an electronic registration under the Resolution No. 4,373, as amended, of the Brazilian National Monetary Council (Conselho Monetário Nacional), or CMN (“Resolution 4,373”). These restrictions on the remittance of foreign capital abroad could hinder or prevent the depositary bank and its agents for the common shares represented by ADSs from converting dividends, distributions or the proceeds from any sale of common shares or rights, as the case may be, into U.S. dollars and remitting such amounts abroad. Delays in, or refusal to grant, any required government approval for conversions of Brazilian currency payments and remittances abroad of amounts owed to holders of ADSs could adversely affect holders of ADRs.

Under Resolution 4,373, foreign investors, defined to include individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered outside Brazil, may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that they:

(a)	appoint at least one representative in Brazil, with powers to perform actions relating to its investment,
(b)	complete the appropriate foreign investor registration form,
(c)	register as a foreign investor with the CVM, and register its foreign investment with the Central Bank of Brazil, and
(d)	appoint a custodian, duly licensed by the Central Bank of Brazil, if the Brazilian representative in item (a) is not a financial institution.

Resolution 4,373 specifies the manner of custody and the permitted means for trading securities held by foreign investors under the resolution. The offshore transfer or assignment of securities or other financial assets held by foreign investors pursuant to Resolution 4,373 is prohibited, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

Shareholder Ownership Disclosure

Pursuant to CVM regulations, a Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

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II.	AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time. In the following description, a “Holder” is the person registered with the Depositary (as defined below).

Copies of the Deposit Agreement are available for inspection at the offices of our Depositary and you can otherwise read a copy of the Deposit Agreement which is filed with the SEC under cover of a Registration Statement on Form F-6. We encourage you to read the Deposit Agreement (defined below), the ADS form and the applicable sections of our annual report for additional information.

General

In the United States, we trade ADSs representing our common shares, which are evidenced by ADRs. Our ADSs, each representing one common share, are traded on the NYSE, under the ticker symbol BRFS. An ADR may evidence any number of ADSs.

The Bank of New York Mellon serves as the depositary for our ADSs (the “Depositary”). The principal executive office of the Depositary is currently located at, 240 Greenwich Street New York, New York, 10286, U.S.A.

In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in (i) one common share deposited with the custodian, as agent of the depositary, under the amended and restated deposit agreement dated November 14, 2011 between us, the Depositary, and the Holders and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

Holders may not have the same rights that are attributed to our shareholders by Brazilian law or our bylaws, and the rights of Holders may be subject to certain limitations provided in the Deposit Agreement or by the securities intermediaries through which Holders hold their securities.

Holders may hold ADSs either directly or indirectly through their broker or other financial institution. If the Holder holds ADSs directly, by having an ADS registered in his name on the books of the Depositary, he is an ADR holder. This description assumes the Holder holds ADSs directly. If Holders hold the ADSs through their broker or financial institution nominee, they must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder as described in the Deposit Agreement. Holders should consult with their broker or financial institution to find out more information about those procedures.

Voting

Whenever we request, the Depositary will distribute to Holders a notice of meeting or solicitation of consent or proxy, along with other voting materials specified in the Deposit Agreement.

Upon the timely receipt from a Holder of voting instructions, the Depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, our bylaws and the provisions of the deposited securities, to vote, or cause the custodian to vote, the deposited securities represented by such Holder’s ADSs in accordance with such voting instructions and the applicable provisions of Brazilian law.

Holders will not be entitled to vote ordinary shares directly. Holders are not permitted to attend shareholders’ meetings, and they may only vote by providing instructions to the Depositary. In practice, the ability of a Holder to instruct the Depositary as to voting will depend on the timing and procedures for providing instructions to the Depositary either directly or through the Holder’s custodian and clearing system. With respect to ADSs for which instructions are not received, the Depositary may, subject to certain limitations, grant a proxy to a person designated by us.

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Share Dividends and Other Distributions

We may make various types of distributions with respect to our common shares, as detailed below. The Depositary has agreed that, to the extent practicable, it will pay to Holders the dividends or other distributions it or the custodian receives on common shares, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the Deposit Agreement. Holders will receive these distributions in proportion to the number of underlying common shares that such ADSs represent as of the record date set by the Depositary with respect to the ADSs. Except as stated below, the Depositary will deliver such distributions to Holders in proportion to their interests in the following manner:

•	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADR Holders to whom it is possible to do so. The Depositary will hold the foreign currency it cannot convert for the account of the ADR Holders who have not been paid and will not invest the foreign currency. The Depositary will not be liable for any interest.

Before making a distribution, the Depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, Holders may lose some or all of the value of the distribution.

•	Shares. The Depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell common shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares.
•	Rights to purchase additional common shares. If we offer Holders of our securities any rights to subscribe for additional common shares or any other rights, the Depositary may make these rights available to Holders. If the Depositary decides it is not legal and practical to make the rights available, but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, Holders will receive no value for them.

If the Depositary makes rights to purchase common shares available to Holders, it will exercise the rights and purchase the common shares on Holders’ behalf. The Depositary will then deposit the shares and deliver ADSs to Holders. The Depositary will only exercise rights if a Holder pays it the exercise price and any other charges the rights require Holders to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing common shares purchased upon exercise of rights. For example, Holders may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted Depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The Depositary will send to Holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to Holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

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The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS Holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS Holders. This means that Holders may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to Holders.

Record Dates

The Depositary shall fix a record date, after consultation with us if such record date is different from the record date applicable to the deposited securities, for the determination of (a) the registered Holders who will be entitled (i) to receive any distribution dividend, rights, or net proceeds of a sale in respect of deposited securities or (ii) to give instructions for the exercise of voting rights at a meeting of the Holder of shares, or (b) on or after which each ADS will represent the changed number of common shares, all subject to the provisions of the Deposit Agreement.

Deposit, Withdrawal and Cancellation

The Depositary will deliver ADSs if a Holder or its broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names a Holder requests and will deliver the ADSs to the persons requested.

If a Holder surrenders ADSs to the Depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the common shares and any other deposited securities underlying the surrendered ADSs to such Holder or a person it designates at the office of the custodian. Or, at such Holder’s request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

Holders of ADSs interested in surrendering them and withdrawing the common shares they represent (and/or receiving ADS upon deposit of common shares) should consult and are encouraged to liaise with their respective brokers or financial institutions, including their broker or financial institutions in Brazil, to give effect to any such process.

Limitations on Transfers

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the Depositary, custodian or registrar may require (a) payment from the depositor of common shares or the presentor of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge or fee with respect to the Shares being deposited or withdrawn) and payment of any applicable fees as herein provided, (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and (c) compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of ADRs against deposits of common shares generally or against deposits of particular common shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary or the Company or the foreign registrar, if applicable, are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the Deposit Agreement. Notwithstanding any other provision of the Deposit Agreement or the ADRs, the surrender of outstanding ADRs and withdrawal of deposited securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any common shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such common shares or such registration is not required. For purposes of the foregoing sentence the Depositary shall be entitled to rely upon representations and warranties deemed made pursuant to the Deposit Agreement and shall not be required to make any further investigation.

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Preemptive Rights

Holders and non-Brazilian Holders of our common shares may be unable to exercise the preemptive rights and tag-along rights relating to our common shares (including common shares underlying the ADSs evidenced by their ADRs) unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, a Holder may receive only the net proceeds from the sale of his or her preemptive rights or tag-along rights, or if these rights cannot be sold, they will lapse and the Holder will receive no value from them.

Reports and Other Communications

The Depositary shall make available for inspection by Holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us that are both (a) received by the Depositary or the custodian or the nominee of either as the Holder of the deposited securities and (b) made generally available to the Holders of such deposited securities by us. The Depositary shall also, upon written request by us, send to the Holders copies of such reports and other communications which are made generally available by us to the Holders of our common shares when furnished by us.

Reclassification, Recapitalizations and Mergers

Subject to the terms of the Deposit Agreement, if we take certain actions that affect the deposited securities, including any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation, or sale of assets affecting us or to which we are a party, any securities which shall be received by the Depositary or a custodian in exchange for or in conversion of or in respect of deposited securities, shall be treated as new deposited securities under the Deposit Agreement, and ADSs shall thenceforth represent the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered. In any such case, the Depositary may, with our approval, and shall, if we shall so request, execute and deliver additional ADRs as in the case of a dividend in common shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Amendment and Termination

We may agree with the Depositary to amend the Deposit Agreement, the ADSs and the form of ADRs without Holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS Holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS Holders of the amendment. At the time an amendment becomes effective, Holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the Deposit Agreement, the ADSs and the form of ADRs, as amended.

The Depositary will terminate the Deposit Agreement if we ask it to do so. The Depositary may also terminate the Deposit Agreement if the Depositary has told us that it would like to resign and we have not appointed a new Depositary bank within 60 days. In either case, the Depositary must notify you at least 30 days before termination.

After termination, the Depositary and its agents will do the following under the Deposit Agreement but nothing else: (a) advise Holders that the Deposit Agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver common shares and other deposited securities upon cancellation of ADSs. One year after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS Holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

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Limits on the Obligations and Liability of ADR Holders

Subject to the terms of the Deposit Agreement, neither the Depositary nor the Company nor their directors, employees, agents or affiliates shall: (a) incur any liability to any Holder or beneficial owner of any ADR (i) if law, rule or regulation of the United States, Brazil or any other country or jurisdiction or of any other governmental or regulatory authority or stock exchange or the Company’s charter, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR; (b) assume any liability except to perform its obligations (other than those directly related to the handling of deposited securities and cash) to the extent they are specifically set forth in the ADR and the Deposit Agreement without negligence or bad faith; (c) be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or this ADR; (d) be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary and the Company may rely and shall be protected in acting upon any written notice, request, direction or other documents believed by them to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is in good faith.

Books of Depositary

Until termination of the Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers of and surrender of ADRs in accordance with the provisions of the Deposit Agreement.

Subject to the terms of the Deposit Agreement, the Depositary shall keep records of all ADRs surrendered and deposited securities withdrawn, substitute receipts, and cancelled and destroyed ADRs, in keeping with procedures ordinarily followed by stock transfer agents located in The City of New York. The books for the registration of ADRs and transfers of ADRs shall be open for inspection by Holders at all reasonable times, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder or at our written request.